Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investors	Media
John H. Karnes	Craig Sablosky
Chief Financial Officer	Director of Communications
CyberCash, Inc.	CyberCash, Inc.
703-715-7858	703-715-7822

Bernard Kilkelly	Mary Athridge
Robinson, Lerer & Montgomery	Robinson, Lerer & Montgomery
212-484-7319	212-484-7459

CYBERCASH ANNOUNCES RESTRUCTURING OF OUTSTANDING WARRANTS AND
SUBORDINATED NOTE OBLIGATIONS

RESTON, VA, January 12, 2001 — CyberCash, Inc. (Nasdaq:CYCH), a leading provider of e-commerce payment technologies and services, announced today that it reached agreements on January 11, 2001 to restructure certain CyberCash warrant and debt obligations held by two of the company’s investors. The investors agreed to receive a total of 7,711,806 shares of CyberCash common stock, par value $0.001 per share, in exchange for canceling all warrants held by these investors.

The warrants being cancelled represent the right to acquire 17,419,586 shares of CyberCash common stock, at a weighted average per share exercise price of $1.07. In addition, one of the investors agreed to the automatic conversion of a $10,998,082 subordinated convertible note of the company. The automatic conversion would occur at the closing of CyberCash’s planned merger with Network 1 Financial Corporation and result in the issuance of 5,287,539 shares of CyberCash common stock at a conversion rate of $2.08. The agreements to exchange the warrants for shares of common stock and the agreement providing for automatic conversion of the note are subject to the satisfaction of certain conditions, including the approval of the company’s shareholders. The company also agreed to file a registration statement with the Securities and Exchange Commission to register the resale of these shares.

Daniel C. Lynch, interim CEO and Chairman of CyberCash, stated “On behalf of CyberCash stockholders, I want to acknowledge our gratitude to Rose Glen Capital and The Palladin Group, L.P. for the substantial concession made in surrendering their rights to receive almost 10 million shares of

CyberCash, thereby minimizing the tremendous dilution which we would have experienced as a result of the untimely reset of our warrants at a point when our company and our entire peer group were trading at all-time lows. This is a compelling act of good faith, cooperation and continued support from these two long-time institutional investors, as well as a validation of the tremendous merits of our pending merger with Network 1 Financial.”

John H. Karnes, CyberCash’s Chief Financial Officer, said of the restructuring: “This represents a tremendous vote of confidence in CyberCash’s strategy to vertically integrate into the merchant acquiring business. We are pleased that the agreements could be reached as quickly as they did following recent adjustments to some of our warrants.” On January 9, 2001, CyberCash announced adjustments to the exercise price and number of shares applicable to certain warrants issued on January 6, 1999 and March 31, 1999, from an exercise price of $9.77 to $0.881 and from a total of 1,404,883 shares of CyberCash common stock to a total of 15,564,695 shares. These are among the warrants that will be cancelled under the restructuring.

Karnes added: “The restructuring greatly reduces the market’s uncertainty about how much overhang should be reflected in our stock price from outstanding warrants.”

About CyberCash, Inc.

CyberCash, Inc., headquartered in Reston, VA, is a leading provider of Internet payment services and electronic payment software for both Business-to-Consumer (B2C) and Business-to-Business markets (B2B). The Company provides service solutions to more than 26,500 Internet merchants and has shipped more than 145,000 copies of its software products. In addition to enabling Internet payments, CyberCash offers merchants state-of-the-art risk management capabilities through its FraudPatrol™ Internet fraud detection service, and the opportunity to generate additional sales leads through an affiliate marketing program. CyberCash offers the broadest reach in the payment industry with a comprehensive distribution network focusing on both direct and indirect channels, which include marketing partnerships with financial institutions, Internet service providers, application service providers, storefront solution providers and leading independent software vendors. For more information, visit http://www.cybercash.com.

On December 13, 2000, CyberCash announced a definitive merger agreement with Network 1 Financial to create a single entity that will offer the industry’s most fully integrated payment solution for both Internet and physical world merchants. The transaction will combine CyberCash’s industry-leading Internet gateway and other software-based solutions, with Network 1’s state-of-the-art e-commerce technologies and merchant accounting infrastructure.

This press release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995. They are based on the Company’s current expectations, and are subject to a number of uncertainties and risks. The Company’s actual results may differ materially. The uncertainties and risks relate to failure to obtain shareholder approval for the proposed restructuring, failure to complete the merger, the integration and management of Network 1 Financial operations following the completion of the merger, the pace of growth of Internet commerce, the development by the Company and its competitors of new products and services, the integration by CyberCash of its different product and service offerings, strategic decisions by major participants in the industry, competitive pricing pressures, legal and regulatory developments and general economic conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange

Commission, all of which are available from the Commission and from the Company’s worldwide Web site http://www.cybercash.com, as well as other sources, including the proxy statement/prospectus CyberCash intends to file with the Commission in connection with the merger.

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